Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES SECOND QUARTER 2024 RESULTS AND

PROVIDES BUSINESS UPDATE

DALLAS, TX – AUGUST 14, 2024 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced second quarter 2024 results and provided a business update.

Second Quarter 2024 Business Highlights

“Forte continues to make excellent progress with FB102, our anti-CD122 monoclonal antibody therapeutic candidate. The SAD/MAD phase 1 healthy volunteer study has successfully completed and FB102 has demonstrated a good safety profile.” said Paul Wagner, Ph.D., Chairman and Chief Executive Officer of Forte Biosciences. “Based on the successful completion of the phase 1 healthy volunteer cohorts, Forte is initiating a patient study in celiac disease with data expected by the second quarter of 2025. Based on the biology of celiac disease and the mechanism of action of FB102 we are excited about the potential in celiac disease, an indication with a significant unmet need. We believe the data to date supports the significant potential for FB102 across a variety of autoimmune and autoimmune-related diseases with large addressable markets and we look forward to pursuing these opportunities as we continue to advance the FB102 program.”

R&D and Clinical Development Updates

In FB102 mechanistic in-vitro studies, human donor T and NK cells were stimulated with either IL2 or IL15 in the presence or absence of FB102. FB102 significantly inhibited proliferation and activation at levels comparable to unstimulated cells. Human donor regulatory T cell (Treg) studies stimulated with IL2 demonstrated comparable proliferation both in the presence and absence of FB102.

In the 4 and 13 week nonhuman primate (NHP) studies, after a single dose, FB102 demonstrated significant reductions in the NK cell pharmacodynamic marker. Additionally, after multiple doses at exposures comparable to human therapeutic doses, Treg levels in the FB102 dosing arm was comparable to vehicle. These observations suggest that FB102 is demonstrating selectivity with respect to inhibiting the intermediate vs high affinity IL2 receptor.

The phase 1 healthy volunteer SAD/MAD cohorts have successfully completed. The FB102 phase 1 healthy volunteer study demonstrated a good safety profile. Of note, in this study FB102 reported a significant reduction in the NK cell pharmacodynamic marker of the FB102 mechanism. Based on these results, Forte is advancing clinical development of FB102 into a celiac disease patient study with first patient dosing expected in the third quarter of 2024. Top-line results of the study are expected by the second quarter of 2025.

Second Quarter 2024 Operating Results

Research and development expenses were $5.7 million for the three months ended June 30, 2024, compared to $7.1 million for the same period in 2023. The decrease was primarily due to a decrease of approximately $1.5 million in manufacturing costs partially offset by an increase of approximately $0.1 million in payroll and related expenses due to an increase in Forte’s average headcount.

Research and development expenses were $10.1 million for the six months ended June 30, 2024, compared to $11.9 million for the same period in 2023. The decrease was primarily due to a decrease of approximately $4.1 million in manufacturing costs partially offset by an increase of approximately $1.3 million in clinical expenses as Forte advanced its FB102 program through clinical trials, and a net increase of approximately $1.0 million in payroll and related expenses due to an increase in Forte’s average headcount and related payments.

General and administrative expenses were $7.1 million for the three months ended June 30, 2024 compared to $1.9 million for the same period in 2023. The increase was primarily due to increases in legal and professional expenses.

General and administrative expenses were $10.5 million for the six months ended June 30, 2024, compared to $4.0 million for the same period in 2023. The increase was primarily due to increases in legal and professional expenses.

Net losses per share were $(0.27) and $(0.42) for the three months ended June 30, 2024 and 2023, and $(0.43) and $(0.74) for the six months ended June 30, 2024 and 2023, respectively.

Forte ended the second quarter 2024 with approximately $24.5 million in cash and cash equivalents. Forte had approximately 36.4 million shares of common stock outstanding as of June 30, 2024.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands except share and par value data)

	June 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$24,498	$37,125
Prepaid expenses and other current assets	1,213	1,202

Total current assets	25,711	38,327

Property and equipment, net	96	109
Other assets	271	544

Total assets	$26,078	$38,980

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,275	$1,424
Accrued liabilities (including $50 and $0 related party payable as of June 30, 2024 and December 31, 2023, respectively)	3,842	2,242

Total current liabilities	9,117	3,666

Commitments and contingencies (Note 6)
Stockholders’ equity
Common stock, $0.001 par value: 200,000,000 shares authorized as of June 30, 2024 (unaudited) and December 31, 2023; 36,442,380 and 36,335,105 shares issued and outstanding as of June 30, 2024 (unaudited) and December 31, 2023, respectively	36	36
Additional paid-in capital	155,383	153,794
Accumulated other comprehensive income (loss)	(7)	4
Accumulated deficit	(138,451)	(118,520)

Total stockholders’ equity	16,961	35,314

Total liabilities and stockholders’ equity	$26,078	$38,980

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2024	2023	2024	2023
Operating expenses:
Research and development	$5,590	$7,139	$9,914	$11,926
Research and development - related party	150	$—	179	$—
General and administrative	7,078	1,895	10,529	3,963

Total operating expenses	12,818	9,034	20,622	15,889

Loss from operations	(12,818)	(9,034)	(20,622)	(15,889)
Other income, net	307	138	691	240

Net loss	$(12,511)	$(8,896)	$(19,931)	$(15,649)

Per share information:
Net loss per share - basic and diluted	$(0.27)	$(0.42)	$(0.43)	$(0.74)
Weighted average shares and pre-funded warrants outstanding, basic and diluted	46,131,151	21,046,831	46,107,006	21,026,866
Comprehensive Loss:
Net loss	$(12,511)	$(8,896)	$(19,931)	$(15,649)
Unrealized (loss) gain on available-for-sale securities	(5)	1	(11)	1

Comprehensive loss	$(12,516)	$(8,895)	$(19,942)	$(15,648)

Additional details on Forte’s second quarter 2024 financial results can be found in Forte’s Form 10-Q as filed with the SEC on August 14, 2024. You can also find more information in the investor relations section of Forte’s website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward-looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102, and Forte’s plans to initiate a patient study in celiac disease with data expected by the second quarter of 2025. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials, including the timing of the commencement of the Company’s patient-based studies; the risk that results from preclinical and any interim result of our ongoing phase 1 clinical trials may not be predictive of future results from clinical trials; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission on March 18, 2024, in the Company’s subsequent Quarterly Report on Forms 10-Q filed on May 13, 2024 and August 14, 2024, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:
LifeSci Advisors Mike Moyer, Managing Director mmoyer@lifesciadvisors.com	Forte Biosciences, Inc. Paul Wagner, CEO investors@fortebiorx.com